UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2009

_________________

IRWIN FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

INDIANA (State or Other Jurisdiction of Incorporation)	0-6835 (Commission File Number)	35-1286807 (I.R.S. Employer Identification No.)

500 Washington Street

Columbus, Indiana 47201

(Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code: (812) 376-1909

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On March 31, 2009, Irwin Financial Corporation's (the "Corporation") wholly owned subsidiary, Irwin Union Bank and Trust Company (the "Bank"), and indirectly owned subsidiary, Irwin Home Equity Corporation ("Home Equity"), entered into an Asset Purchase Agreement (the "Agreement") with Green Tree Servicing LLC ("Green Tree") under which the Bank transferred to Green Tree the Bank's right, title and interest in certain mortgage servicing assets for a purchase price of $2 million. Green Tree will also assume sub-servicing obligations on servicing rights which Green Tree is not purchasing outright for potential future consideration related to the amount of loans serviced over the next three years.

ITEM 4.02(a). NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

     After consultation with the Securities and Exchange Commission ("SEC"), on March 27, 2009, the Audit Committee of the Board of Directors (the "Board") of the Corporation concluded that the financial statements and related financial information contained in the Corporation's Quarterly Report on Form 10-Q for the third quarter of 2008 should no longer be relied upon.

     The Corporation's balance sheet and income statement for the third quarter 2008 were adjusted to correct an error in accounting related to a portion of the Corporation's home equity loan portfolio that had been treated as collateral for secured borrowings. The Corporation had formerly classified these loans as "held for investment" and had accounted for them on an amortized cost basis because the securitizations of the loans did not qualify for sale treatment under SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The unique nature of these transactions and the facts and circumstances surrounding them led management to seek the guidance of the Office of the Chief Accountant of the SEC regarding the proper accounting treatment for the loans at issue.

     As a result of management's discussions with SEC staff, and in accordance with SFAS 65, "Accounting for Certain Mortgage Banking Activities," the Board determined that the loans should be classified as "held for sale" and recorded at the lower of cost or fair value once the Corporation no longer intended to hold the loans in its portfolio. Having made this determination of appropriate accounting during the course of preparing the financial statements for the year ended December 31, 2008, the Board needed to determine in which period it had first formed an intent to derecognize the loans. This decision was formed in the third quarter of 2008 and, as a result, the Board determined a correction was required relating to the accounting treatment of these loans pursuant to SFAS 154, "Accounting Changes and Error Corrections," in the Corporation's consolidated balance sheet as of September 30, 2008 and the related consolidated statement of income for the three-month and nine-month periods ended September 30, 2008 which appeared in the Corporation's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, which was originally filed on November 10, 2008.

     Because the Corporation's Quarterly Report on Form 10-Q for the third quarter of 2008 has not been amended, the financial statements and related financial information contained in such historical report should no longer be relied upon. The Corporation's third quarter 2008 balance sheet and income statement have been adjusted as shown in Note 25 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 31, 2009.

     The Audit Committee discussed with the Corporation's independent accountants the matters disclosed in this filing pursuant to 8-K Item 4.02(a).

Item 8.01. Other Events.

     On April 1, 2009, Irwin Financial Corporation issued a press release announcing its Fourth Quarter & 2008 Results and Substantial Reduction in Home Equity Assets. A copy of the press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

     d.) Exhibits

Exhibit No.	Description
99.1	Press Release of Irwin Financial Corporation dated April 1, 2009 - Fourth Quarter & 2008 Results and Substantial Reduction in Home Equity Assets.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRWIN FINANCIAL CORPORATION (Registrant)

Date: April 1, 2009	By: /s/ Gregory F. Ehlinger __________________________________________
GREGORY F. EHLINGER Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Irwin Financial Corporation dated April 1, 2009 - Fourth Quarter & 2008 Results and Substantial Reduction in Home Equity Assets.